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                                                                  Exhibit 10(i)


                                                             RON W. HADDOCK
                                                              President and
                                                         Chief Executive Officer
(LOGO)
                                  May 20, 1994


Mr. Henry J. Lartigue, Jr.
3140 Amherst Avenue
Dallas, TX 75225

Dear Henry:

This letter, when executed by you in the space provided, will constitute an Agreement between you and FINA, Inc. ("Company") concerning certain additional considerations, in addition to normal entitlements, relative to your retirement, effective July 1, 1994 instead of October 1, 1995. These additional considerations are described below:

1. The Company will calculate the base salary you would have earned from July 1, 1994 through September 30, 1995. This amount totals $257,500.

2. The Company acknowledges that you will commence receipt of your retirement benefits under all applicable Company provided plans on July 1, 1994. Your retirement benefit will be calculated, taking into account service credits through September 30, 1995. Any portion of your retirement benefit which cannot be paid from the Trust Fund of the Pension Plan will be paid monthly by the Company, and such payments will be in addition to the amounts provided in paragraph 4 below. Any portion of your retirement benefit that is paid by the Company can be converted to a joint and survivor option, in the manner provided in the FINA, Inc. Pension Plan. If you want a joint and survivor option, you must notify the Company, in writing, prior to July 1, 1994.

3. As a participant in the Capital Accumulation Plan, you are entitled to a matching Company contribution not to exceed six percent (6%) of base pay. The amount which the Company would have contributed from July 1, 1994 through September 30, 1995 totals $15,450.

4. A supplemental retirement benefit will be paid to you equal to (1) earnings described in 1 above, plus (2) matching Company contributions to the Capital Accumulation Plan described in 3 above, minus (3) pension benefit payments, valued as a life-only benefit, described in 2 above from July 1, 1994 through September 30, 1995. This benefit will be paid in three equal installments. The first will be on January 10, 1995, the second on January 10, 1996, and the final payment on January 10, 1997. Attachment I presents an illustration of this arrangement before any tax withholding. It is understood that this illustration is subject to final audit as of the date of retirement.

5. Federal income taxes, as appropriate, will be withheld by the Company and forwarded to the Internal Revenue Service. Should any FICA or FICA-Medical taxes be required relative to the amounts of money described herein, you will pay your share and the Company will pay its share of such taxes.


              P.0. Box 2159 * Dallas, Texas 75221 * (214) 750-2554
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Mr. Henry J. Lartigue, Jr.
May 20, 1994
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6.       The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to all or substantially all the business and/or assets of the Company that assumes and agrees to perform this Agreement by operation of law, or otherwise.

7. In addition to each and all of the benefits, payments and considerations provided above, you shall be entitled to any incidental benefits, such as payment for accrued vacation time, which is customarily made available to employees upon their retirement from the Company.

8. The parties hereto acknowledge and agree that the statements contained herein are not merely recitations, but make and constitute valuable contractual considerations.

9. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. No right or interest of yours under this Agreement may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of yours (other than a debt, obligation or liability of yours to the Company).

If this is your understanding of this Agreement, please execute and return the copy of this Letter Agreement, which is enclosed, to the undersigned.

                                        Sincerely,

                                        FINA, Inc.


                                        /s/ RON W. HADDOCK
                                        Ron W. Haddock
                                        President and Chief Executive Officer

ACCEPTED AND AGREED TO this
6th day of June, 1994.


/s/ HENRY J. LARTIGUE, JR.
Henry J. Lartigue, Jr.